Exhibit 99.1

Media:	Wendy Olson
(713) 627-4072

Analysts:	Derick Smith
(713) 627-4963

Date:	May 11, 2011

Spectra Energy Partners to Acquire the Big Sandy Pipeline from EQT Corporation for $390 Million Cash

•	Enhances Spectra Energy Partners’ profile of steady, fee-based cash flows

•	Expands Spectra Energy Partners’ reach into the Huron Shale and Appalachian Basin

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today announced it has entered into a definitive agreement with EQT Corporation (NYSE: EQT) to acquire all of the ownership interests of Big Sandy Pipeline, LLC (Big Sandy Pipeline) for approximately $390 million in cash, subject to customary closing adjustments.

The primary asset to be acquired is the Big Sandy Pipeline, a Federal Energy Regulatory Commission (FERC)-regulated natural gas pipeline system in eastern Kentucky. Big Sandy Pipeline has 171 million cubic feet per day of capacity and is approximately 70 miles in length. EQT will be the main shipper on the pipeline, with over 80 percent of the pipeline’s capacity under firm, 16-year transportation agreements. Big Sandy Pipeline’s interconnect with the Tennessee Gas Pipeline system links the Huron Shale and Appalachian Basin natural gas supplies to the Mid-Atlantic and Northeast markets.

“Big Sandy Pipeline strengthens our portfolio of fee-based natural gas assets and is consistent with our strategy of growth through third-party acquisitions,” said Gregory J. Rizzo, president and chief executive officer of Spectra Energy Partners. “This acquisition is accretive to distributable cash and provides a further platform for potential growth.”

Big Sandy Pipeline’s projected 2012 earnings before interest, taxes, depreciation and amortization (EBITDA) is estimated in the range of approximately $35 million. The company expects long-term financing for the transaction to be a combination of debt and equity.

The transaction is expected to close during the third quarter of 2011, subject to Hart-Scott-Rodino approval and other customary closing conditions.

Simmons & Company International provided a fairness opinion to the board of directors of Spectra Energy Partners’ general partner.

Reconciliation of Non-GAAP Financial Measures

This press release includes a discussion of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) which is a non-GAAP (Generally Accepted Accounting Principles) financial measure as defined under the rules of the SEC. This press release is accompanied by a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure, Net Income. Management uses this financial measure because it is an accepted financial indicator used by investors to compare company performance. In addition, management believes that this measure provides investors an enhanced perspective of the projected operating performance of the business’ assets. EBITDA is not presented as an alternative to net income and should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop domestic pipeline, storage, gathering and other infrastructure projects and the effects of competition; the performance of natural gas transmission, storage and gathering facilities; the extent of success in connecting natural gas supplies to transmission and gathering systems and in connecting to expanding gas markets; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by the forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipelines and approximately 49 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.29 Bcf of natural gas per day from growing supply areas to high-demand markets.

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Big Sandy Pipeline, LLC Regulation G Reconciliation

(Unaudited Projections)

Reconciliation of Non-GAAP “Projected EBITDA” to GAAP “Projected Net Income”

Projected Year Ended December 31, 2012 (in millions)
Projected Net Income	$28.3
Add:
Projected Depreciation and amortization	6.8

Projected EBITDA	$35.1

Note: The financial data used in developing these projections represent estimates based on historical experience and what are believed to be reasonable assumptions with respect to future events. These financials may change as a result of consolidation into Spectra Energy Partners, LP, and the resulting changes may be material. These projected results are forward-looking statements and may change as discussed in more detail above.

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